Exhibit 99.1

VIRPAX PHARMACEUTICALS REPORTS 2022 FIRST QUARTER RESULTS AND RECENT DEVELOPMENTS

--Company Continues to Successfully Advance Product Candidates --

BERWYN, PA, May 16, 2022 — Virpax® Pharmaceuticals, Inc. (“Virpax” or the “Company”) (NASDAQ:VRPX), today announced its financial results for the quarter ended March 31, 2022, and other recent developments.

“We continue to make excellent progress with all of our drug product candidates,” stated Anthony P. Mack, Chairman and Chief Executive Officer of Virpax. “In the first quarter of 2022, we secured global rights for AnQlar™, completed initial preclinical studies for VRP324, which is being developed to manage seizures associated with epilepsy in children, and announced the entry into a new CRADA with the U.S. Army for Probudor™.

“For substantially all of our product candidates, we have identified a distinct regulatory pathway (NCE, 505(b)(2), or OTC) based on FDA pre-IND guidance. Our robust pipeline provides U.S. commercial opportunities as well as ex-U.S. business opportunities. We intend to pursue global sublicensing and co-development opportunities with strategic biopharmaceutical partners as part of our non-dilutive funding strategy. Additionally, we will continue to pursue non-dilutive government and military grant agreements similar to our recently announced CRADA with the U.S. Army and our ongoing CRADA for the development of Envelta™ with the National Institutes of Health’s National Center for Advancing Translational Sciences, which was awarded in 2020.

“We believe that our cash position, as well as our development and regulatory strategies, may allow Virpax to advance each product candidate efficiently and cost-effectively towards an anticipated clinical trial. As an example, we expect that data from our Molecular Envelope Technology (MET) preclinical studies may be able to be used to support the development of two drug candidates. Since Envelta and VRP324 both use our MET powder formulation, we may be able to reference the same MET preclinical data for both submissions, saving us time and money.

“As mentioned in a previous announcement, assuming the Envelta IND enabling studies and Phase 1 ‘first-in-human’ studies are accepted by the FDA for an acute/chronic pain indication, the parent IND and Phase 1 data is expected to be used to cross reference to the proposed PTSD indication, eliminating the need to repeat both the preclinical and Phase I work for a second indication,” continued Mr. Mack.

“While we have now secured global rights to all of our product candidates, our intention is to commercialize any products that we are able to get approved by the FDA in the U.S. and secure licensees for the rest of the world. Additionally, for our anti-viral product candidate, AnQlar, we intend to license or partner with another company that has OTC experience as we focus strictly on branded products. This licensing strategy along with our continued active pursuit of grants is non-dilutive and may extend our cash runway,” concluded Mr. Mack.

RECENT DEVELOPMENTS

●	On May 5, 2022, Virpax announced a CRADA with the U.S. Army Institute of Surgical Research (USAISR), the U.S. Department of Defense’s (DOD) primary laboratory for developing solutions for trauma and critical care challenges in combat casualties, to evaluate Probudur. Probudur is being developed by Virpax to significantly reduce or eliminate the need for opioids after surgery in approved indications. In preclinical trials, Probudur has shown long duration pain control for at least 96 hours.

●	On April 26, 2022, Virpax reported the successful completion of initial preclinical studies for VRP324, its nasal product candidate to manage seizures associated with epilepsy in children and adults. In this preclinical PK study using nasal administration in a rodent model, VRP324 was able to deliver high concentrations of cannabidiol (CBD) to the brain and confirmed that there were higher levels of CBD in the brain versus the plasma. Virpax believes that VRP324 may achieve higher efficiency via the nasal route compared to the oral CBD product currently on the market and may have negligible liver first-pass metabolism, thereby avoiding drug to drug interactions and potentially producing fewer side effects.

●	On March 22, 2022, Virpax reported that all FDA required preclinical studies for EpoladermTM have been completed. Virpax is drafting FDA IND submission documents for Epoladerm that will include these preclinical studies.

●	On March 15, 2022, Virpax announced that it expanded its exclusive agreement with Nanomerics Ltd. for AnQlar, its anti-viral product candidate, to include worldwide rights (an expansion from North American rights only).

FINANCIAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2022, AND 2021

Operating Expenses

General and administrative expenses were approximately $1.8 million for the first quarter of 2022, an increase of about $0.5 million from the first quarter of 2021. The increase was due to legal expenses, compensation related to new hires, insurance costs and non-executive board compensation. These expenses were partially offset by a decrease in stock-based compensation.

Research and development expenses were approximately $3.3 million for the first quarter of 2022 compared to approximately $1.1 million for the first quarter of 2021. The increase in research and development expenses was primarily attributable to milestone payments related to AnQlar, an increase in preclinical activities for AnQlar, Epoladerm and Probudur, and to a lesser degree, an increase in regulatory activities for Envelta and preclinical activities related to VRP324.

The operating loss for the first quarter of 2022 was approximately $5.1 million, as compared to $2.3 million for the first quarter of 2021.

Cash Flows

Operating Activities

Cash used in operations was approximately $6.0 million for the three months ended March 31, 2022, compared to $3.1 million for the three months ended March 31, 2021. The increase in cash used in operations was primarily the result of the increase in net loss and an increase in prepaid insurance and prepaid research and development costs.

Financing Activities

Cash provided by financing activities was approximately $15.3 million during the three months ended March 31, 2021, attributable primarily to net proceeds received from our initial public offering in February 2021 of $15.8 million, after deducting underwriting discounts and offering expenses. This was slightly offset by repayment in full of certain promissory notes in the amount of approximately $0.5 million in February 2021. No financing activities took place during the three months ended March 31, 2022.

At March 31, 2022, the Company had cash and cash equivalents of approximately $30.8 million.

About Virpax Pharmaceuticals

Virpax is developing branded, non-addictive pain management products candidates using its proprietary technologies to optimize and target drug delivery. Virpax is initially seeking FDA approval for three drugs that employ three different patented drug delivery platforms. Epoladerm™ is a topical diclofenac metered-dose spray film formulation being developed to manage acute musculoskeletal pain and osteoarthritis. Probudur™ is a single injection liposomal bupivacaine formulation being developed to manage post-operative pain. Envelta™ is an intranasal molecular-envelope enkephalin formulation being developed to manage acute and chronic pain, including pain associated with cancer. Virpax is also using its intranasal Molecular Envelope Technology (MET) to develop two other products, its PES200 product candidate to manage post-traumatic stress disorder (PTSD) and its AnQlar product candidate to inhibit viral replication caused by influenza or SARS-CoV-2. For more information, please visit www.virpaxpharma.com.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company's planned clinical trials, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential,” "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors, including the potential impact of the recent COVID-19 pandemic and the potential impact of sustained social distancing efforts, on the Company’s operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

VIRPAX Pharmaceuticals, Inc.

CONDENSED BALANCE SHEETS

	March 31, 2022	December 31, 2021*
	(Unaudited)
ASSETS
Current assets
Cash	$30,797,135	$36,841,992
Prepaid expenses and other current assets	3,948,839	2,730,444
Total current assets	34,745,974	39,572,436

Total assets	$34,745,974	$39,572,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,186,891	$2,087,691
Total current liabilities	2,186,891	2,087,691
Total liabilities	2,186,891	2,087,691

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.00001, 10,000,000 designated shares authorized, no shares issued and outstanding	—	—
Common stock, $0.00001 par value; 100,000,000 shares authorized, 11,714,725 shares issued and outstanding as of March 31, 2022; 11,714,885 shares issued and outstanding as of December 31, 2021	117	117
Additional paid-in capital	60,399,875	60,188,535
Accumulated deficit	(27,840,909)	(22,703,907)
Total stockholders’ equity	32,559,083	37,484,745
Total liabilities and stockholders’ equity	$34,745,974	$39,572,436

*	Derived from audited financial statements

VIRPAX Pharmaceuticals, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021
OPERATING EXPENSES
General and administrative	$1,782,413	$1,273,572
Research and development	3,341,406	1,075,000
Total operating expenses	5,123,819	2,348,572
Loss from operations	(5,123,819)	(2,348,572)

OTHER EXPENSE
Other expense	(13,183)	—
Interest expense	—	(30,699)
Loss before tax provision	(5,137,002)	(2,379,271)
Benefit from income taxes	—	—
Net loss	$(5,137,002)	$(2,379,271)

Basic and diluted net loss per share	$(0.44)	$(0.60)
Basic and diluted weighted average common stock outstanding	11,708,690	3,945,153

VIRPAX Pharmaceuticals, Inc.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,137,002)	$(2,379,271)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	—	30,699
Stock-based compensation	211,340	369,884
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(1,218,395)	(936,784)
Accounts payable and accrued expenses	99,200	(164,766)
Net cash used in operating activities	(6,044,857)	(3,080,238)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable	—	(493,480)
Proceeds from related party notes payable	—	100,000
Repayment of related party notes payable	—	(100,000)
Offering costs related to initial public offering	—	(2,216,793)
Proceeds from initial public offering of common stock	—	18,000,000
Net cash provided by financing activities	—	15,289,727

Net change in cash	(6,044,857)	12,209,489
Cash, beginning of period	36,841,992	54,796
Cash, end of period	$30,797,135	$12,264,285

Supplemental disclosure of cash and non-cash financing activities
Cash paid for interest	$—	$34,707
Cash paid for taxes	$—	$—

Contact:

Christopher M. Chipman, CPA

Chief Financial Officer

cchipman@virpaxpharma.com

610-727-4597

Or

Betsy Brod

Affinity Growth Advisors

betsy.brod@affinitygrowth.com

212-661-2231